Exhibit 77Q1(e)
AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

CREDIT SUISSE HIGH YIELD BOND FUND

November 15, 2016

Credit Suisse Asset Management, LLC
One Madison Avenue
New York, New York 10010

Dear Sirs:

       Credit Suisse High Yield Bond Fund (the "Fund"), a
Delaware business trust, herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser") as follows:

1.                          Investment Description; Appointment

           The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust, as may be amended from time to time, and in its Prospectus and Statement of Additional Information, if any, as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Fund (the "Board"). Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.                          Services as Investment Adviser

           Subject to the supervision and direction of the Board, the Adviser will:

(a)	act in strict conformity with the Fund's
Agreement and Declaration of Trust, the
Investment Company Act of 1940 (the "1940
Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended;

(b)	manage and monitor the Fund's assets in
accordance with the Fund's investment
objective, policies and restrictions as stated in the Fund's Prospectus and SAI;

(c)	make investment decisions for the Fund and
oversee risks of such investments;

(d)	place purchase and sale orders for securities and
other investments on behalf of the Fund;

(e)	exercise voting rights in respect of portfolio
securities and other investments for the Fund;

(f)	furnish such statistical information the Fund may
reasonably request with respect to the
investments that the Fund may hold or
contemplate purchasing;

(g)	apprise the Board of important developments
materially affecting the Fund;

(h)	furnish to third-party data reporting services all
currently available standardized performance information and other customary data;

(i)	provide other information and services required
in connection with the preparation and filing with regulatory authorities of all registration statements and Prospectuses, Prospectus supplements, SAIs, and annual, semi-annual and periodic reports to shareholders of the Fund;

(j)	assist in supervising all aspects of the Fund's
operations, except those performed by other parties pursuant to written agreements with the Fund;

(k)	act as liaison between the Fund and the Fund's
independent registered public accountants, counsel, custodian or custodians, transfer agent and administrator, and take all reasonable action to assure that all necessary and reasonably requested information is made available to each of them; make reports and recommendations to the Board regarding the performance of service providers; and actively participate with other relevant parties in the resolution of matters raised affecting the Fund and its operations;

(l)	act as liaison with the SEC and other regulators
in relation to inquiries and inspections relating to the Fund;

(m)	perform certain legal duties for the Fund; retain
and manage outside counsel as appropriate;

(n)	provide infrastructure and support services to the
Fund;

(o)	perform valuation services with respect to
investments held by the Funds to the extent not provided by other service providers;

(p)	respond to Fund shareholder complaints and
shareholder inquiries as requested by the Fund's transfer agent; and

(q)	prepare reports and provide information
regarding the Fund as reasonably requested by the Board or by other Fund service providers.

           In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.

3.                          Brokerage

           In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4.                          Information Provided to the Fund

           The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.                          Standard of Care

           The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this agreement ("Agreement") relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

6.                          Compensation

           In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser an annual fee calculated at an annual rate of 1% of the first $250,000,000 and 0.75 of 1% over $250,000,000 of the average weekly value of the Fund's total assets minus the sum of accrued liabilities (other than aggregate indebtedness constituting leverage). The fee shall be computed and payable monthly.

           The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

7.                          Expenses

           The Adviser will bear all expenses in connection with the performance of its services under this Agreement.
The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Fund who are not officers, directors, or employees of the Adviser, or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange
Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board; and any extraordinary expenses.

           The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Trustees of the Fund with respect to such litigation and other expenses as determined by the Trustees.

8.                          Services to Other Companies or Accounts

           The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Adviser to perform its services under this Agreement.

9.                          Term of Agreement

           With respect to the Fund, this Agreement shall continue for an initial period of one year commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board or (b) a vote of a "majority" (as defined in the 1940
Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board, who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to the Fund, without penalty, on 60 days' written notice, by the Board or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

10.                   Representation by the Fund

           The Fund represents that a copy of its Agreement and Declaration of Trust, together with all amendments thereto, is on file in such state where the Fund is registered.

11.                   Use of Names

           The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "CS" or "Credit Suisse" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "CS" or "Credit Suisse" will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "CS" or "Credit Suisse".

12.                   Miscellaneous

           Notice is hereby given that this Agreement is entered into on behalf of the Fund by an officer of the Fund in his capacity as an officer and not individually. It is understood and expressly stipulated that none of the Trustees or shareholders of the Fund shall be personally liable hereunder. Neither the Trustees, officers, agents nor shareholders of the Fund assume any personal liability for obligations entered into on behalf of the Fund. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

           Please confirm that the foregoing is in
accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.


Very truly yours,



CREDIT SUISSE HIGH
YIELD BOND FUND



By:
 /s/Karen Regan

Name:
Karen Regan

Title:
Senior Vice President and
Secretary





 Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:
/s/John Popp

Name:
John Popp

Title:
Managing Director